                                                                   EXHIBIT K-2.1



                   Updated Table of Estimated Lost Economies


     The following table compiles data on "lost economies" as shown by the identified Commission precedent, in each case showing the increased cost or lost economies of divestiture of gas operations as a percentage of (A) Operating Revenues, (B) Operating Revenue Deductions, (C) Gross Income and (D) Net Income. See Exhibit K-2 for details for all precedent except New Century Energies.

                                      A            B           C        D
                                      -            -           -        -

                                               Operating
                                   Operating    Revenue     Gross     Net
                                   Revenues   Deductions   Income   Income
                                  ----------  -----------  -------  -------
---------------------------------------------------------------------------
1.     Ameren/1/                      15.99%       17.57%  177.66%  252.34%

2.     New Century Energies/2/

         (PSC)                         6.44         7.18    62.54    85.06

         (Cheyenne)                   10.77         12.3    86.36   109.94

3.     CINergy

         (CG&E)                        7.88         8.49   108.71   211.02

         (ULH&P)                      10.93        12.65    80.49   129.00

         (Lawrenceburg)               14.46        17.34    87.09   102.28

__________________

/1/  Based on Supplemental Gas Study, filed as Exhibit K-1.1.

/2/  Release No. 35-26748 (Aug 1, 1997)

                                        A            B           C        D
                                        -            -           -        -

                                                 Operating
                                     Operating    Revenue     Gross     Net
                                     Revenues   Deductions   Income   Income
                                    ----------  -----------  -------  -------

--------------------------------------------------------------------------------
4.     Engineer's Public               6.78         9.72    25.44    42.46
       Service Co./3/

5.     Gulf States Utilities          16.13        16.70   472.24    N/A

6.     Fitchburg Gas &                13.94        15.33   153.87    N/A
       Electric

7.     NEES                            4.83         6.03    23.28    29.94

8.     Middle South                    5.18         6.63    23.68    N/A

9.     General Public                  4.87         5.42    47.84   113.24
       Utilities
       (New Jersey P&L)

10.    Philadelphia Co.                3.00         3.79    14.03    N/A

11.    North American                  5.85         8.01    21.68    24.34
       Company (St. Louis
       Co. Gas)

12.    Engineers Public
       Service Co./4/

              (Gulf States)            6.58         9.46    20.85    25.25

              (Virginia                3.38         4.86    11.25    21.23
              Electric)

__________________

/3/ Percentages referred to as showing an "impressive basis for finding a loss of substantial economies." 12 S.E.C. at 59. See New Century
                                                              -----------
         Energies, Release No. 35-26748 (Aug. 1, 1997)
         --------

/4/      As calculated in New England Elec. Sys., 41 SEC 888 (Mar. 19, 1964).
                          ---------------------